Exhibit 10.2

Sixth Amendment to CytRx Corporation 2008 Stock Incentive Plan

Section 3(e) of the CytRx Corporation 2008 Stock Incentive Plan shall be amended and restated in its entirety as follows:

“(e) Cancellation and Re-Grant of Stock Awards. Notwithstanding anything to the contrary in the Plan, the Board shall have no authority to (i) reprice any outstanding Award under the Plan to reduce the price or exercise price of the Award, (ii) cancel and re-grant any outstanding Award under the Plan to reduce the price or exercise price of the Award, or (iii) effect any other action that is treated as a reduction in the price or exercise price of any outstanding Award under the Plan for financial accounting purposes.”

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